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                                                                Exhibit (g)(iii)

                      AMENDMENT TO THE CUSTODIAN AGREEMENT

      THIS AMENDMENT, dated as of December 14 2004, amends the Custodian Agreement between the parties dated December 14, 2004 (the "Custodian Agreement") between SCUDDER INSTITUTIONAL FUNDS, an open-end management investment company organized under the laws of the State of Massachusetts and registered with the Securities and Exchange Commission under the 1940 Act (the TRUST) on behalf of each series of the Trusts set forth on the attached Appendix A as the same may be amended from time to time (each a Fund and collectively the Funds), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (BBH&CO. or the CUSTODIAN).

                              W I T N E S S E T H:

      WHEREAS, the Fund has employed BBH&Co. to act as custodian for the Fund and to provide related services, all as provided in the Custodian Agreement;

      WHEREAS, the Securities and Exchange Commission has promulgated Rules 17f-5 and 17f-7 under the Investment Company Act of 1940 which establish rules regarding the Fund's investment held outside the United States at subcustodians or through Securities Depositories; and

      WHEREAS, BBH&CO is willing to provide services in connection with such Rules in accordance with the terms of this Amendment to the Custody Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Fund and BBH&Co. hereby agree, as follows:

1. That Section 8.2 of the Custody Agreement shall be amended and restated in its entirety as follows:

8.2 FOREIGN SUBCUSTODIANS AND SECURITIES DEPOSITORIES. Unless instructed otherwise by the Fund, the Custodian may deposit and/or maintain non-U.S. Investments of the Fund in any non-U.S. Securities Depository provided such Securities Depository meets the requirements of an "eligible securities depository" under Rule 17f-7 promulgated under the 1940 Act, or any successor rule or regulation ("Rule 17f-7") or which by order of the Securities and Exchange Commission is exempted therefrom. Prior to the time that securities are placed with such depository, but subject to the provisions of Section 8.2.4 below, the Custodian shall have prepared an analysis of the custody risks associated with maintaining assets with the Securities Depository and shall have established a system to monitor such risks on a continuing basis in accordance with subsection 8.2.3 of this Section. Additionally, the Custodian may, at any time and from time to time, appoint (a) any bank, trust company or other entity meeting the requirements of an "eligible foreign custodian" under Rule 17f-5 or which by order of the Securities and Exchange Commission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Fund as a Subcustodian for purposes of holding Investments of the Fund outside the United States. Such appointment of foreign Subcustodians shall be subject to approval of the Fund in accordance with Subsections 8.2.1 and 8.2.2 hereof, and use of non-U.S. Securities Depositories shall be subject to the terms of Subsections 8.2.3 and
8.2.4 hereof. An Instruction to open an account in a given country shall comprise authorization of the Custodian to hold assets in such country in accordance with the terms of this Agreement. The Custodian shall not be required to make independent inquiry as to the authorization of the Fund to invest in such country.

                  8.2.1. BOARD APPROVAL OF FOREIGN SUBCUSTODIANS. Unless and
            except to the extent that the Board has delegated to, and the Custodian has accepted delegation of, review of certain matters concerning the appointment of Subcustodians pursuant to Subsection 8.2.2, the Custodian shall, prior to the appointment of any Subcustodian for purposes of holding Investments of the Fund outside the United States, obtain written confirmation of the approval of the Board of Trustees or Directors of the Fund with respect to (a) the identity of a Subcustodian, and (b) the Subcustodian agreement which shall govern such appointment, such approval to be signed by an Authorized Person.

                  8.2.2. DELEGATION OF BOARD REVIEW OF SUBCUSTODIANS. From time to time, the Custodian may agree to perform certain reviews of Subcustodians and of Subcustodian Contracts as delegate of the Fund's Board. In such event, the Custodian's duties and obligations with respect to this delegated review will be performed in accordance with the terms of the attached 17f-5 Delegation Schedule to this Agreement.

                  8.2.3. MONITORING AND RISK ASSESSMENT OF SECURITIES
            DEPOSITORIES. Prior to the placement of any assets of the Fund with a Securities Depository, the Custodian: (a) shall provide to the Fund or its authorized representative an assessment of the custody risks associated with maintaining assets within such Securities Depository; and (b) shall have established a system to monitor the custody risks associated with maintaining assets with such Securities Depository on a continuing basis and to promptly notify the Fund or its Investment Adviser of any material changes in such risk. In performing its duties under this subsection, the Custodian shall use reasonable care and may rely on such reasonable sources of information as may be available including but not limited to: (i) published ratings; (ii) information supplied by a Subcustodian that is a participant in such Securities Depository; (iii) industry surveys or publications; (iv) information supplied by the depository itself, by its auditors (internal or external) or by the relevant Foreign Financial Regulatory Authority. It is acknowledged that information procured through some or all of these sources may not be independently verifiable by the Custodian and that direct access to Securities Depositories is limited under most circumstances. Accordingly, the Custodian shall not be responsible for errors or omissions in its duties hereunder provided that it has performed its monitoring and assessment duties with reasonable care. The risk assessment shall be provided to the Fund or its Investment Advisor by such means as the Custodian shall reasonably establish. Advice of material change in such assessment may be provided by the Custodian in the manner established as customary between the Fund and the Custodian for transmission of material market information.

2. That Section 8.3 of the Custody Agreement shall be amended and restated in its entirety as follows:

      8.3 RESPONSIBILITY FOR SUBCUSTODIANS. Except as provided in the last sentence of this Section 8.3, the Custodian shall be liable to the Fund for any loss or damage to the Fund caused by or resulting from the acts or omissions of any Subcustodian to the extent (i) under the terms set forth in the Subcustodian Agreement between the Custodian and the Subcustodian or in the Sub-subcustodian Agreement between a Subcustodian and a Sub-subcustodian, the Subcustodian or Sub-subcustodian has failed to perform in accordance with the standard of conduct imposed under such Subcustodian Agreement or Sub-subcustodian Agreement, provided that the Subcustodian Agreement or Sub-subcustodian Agreement requires that such Subcustodian or Sub-subcustodian exercise reasonable care based on standards applicable to Custodians in the relevant market, or (ii) that such acts or omissions would be deemed to be negligence, gross negligence or willful misconduct under the laws, circumstances and practices prevailing in the jurisdiction where the act or omission occurred. The liability of the Custodian in respect of the countries and subcustodians listed on the Global Custody Network listing and such countries and subcustodians which the Custodian may from time to time designate, shall be subject to the additional condition that the Custodian actually recovers such loss or damage from the Subcustodian. The foregoing condition to the Custodian's liability shall be operative only if the Custodian undertakes, as its own expense, commercially reasonable means to enforce any contractual or other claims the Custodian, on its own behalf or on behalf of the affected Fund, may have against the relevant Subcustodian. At the election of the affected Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any such claim against the relevant Subcustodian. In the event the affected Fund makes such an election, the Custodian shall have no obligation to pursue such claims independently, but shall cooperate with the Fund in the Fund's prosecution of such claims. The foregoing condition to the Custodian's liability in such cases shall in no way limit, condition or diminish; (a) the duty of care of the Custodian under Section 9 hereof or Section 8 of the 17f5 Delegation Schedule; (b) the liability of the Custodian for the Custodian's own negligence, bad faith, willful misconduct or other breach of such duty; or (c) any other obligation arising hereunder or under the 17f5 Delegation Schedule.

3. In addition, that the definitions under the Custodian Agreement shall be amended with the addition of the following:

             FOREIGN FINANCIAL REGULATORY AUTHORITY shall have the meaning given by Section 2(a)(50) of the 1940 Act.

             SECURITIES DEPOSITORY shall mean a central or book entry system or agency established under Applicable Law for purposes of recording the ownership and/or entitlement to investment securities for a given market that meets the definitional requirements of Rule 17f-7 under the 1940 Act.

    All defined terms used herein shall have the meaning given in the Custodian Agreement as amended by this Amendment.

The Custodian Agreement shall remain in full force and effect except as modified or amended herein. Any conflict between this amendment and the Custodian Agreement shall be governed by this amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

         SCUDDER INSTITUTIONAL FUNDS

         By:________________________________

         By: BROWN BROTHERS  HARRIMAN & CO.

         By: _______________________________

                            17f-5 DELEGATION SCHEDULE

      By its execution of this Delegation Schedule, SCUDDER INSTITUTIONAL FUNDS, an open-end management investment company organized under the laws of the State of Massachusetts and registered with the Securities and Exchange Commission under the 1940 Act (the TRUST) on behalf of each series of the Trusts set forth on the attached Appendix A as the same may be amended from time to time (each a Fund and collectively the Funds), acting through its Board of Trustees or its duly appointed representative hereby appoints BROWN BROTHERS HARRIMAN & CO., a New York limited partnership with an office in Boston, Massachusetts (the "Delegate") as its delegate to perform certain functions with respect to the custody of Fund's Assets outside the United States.

1. Maintenance of Fund's Assets Abroad. The Trust, acting through its Board or its duly authorized representative, hereby instructs Delegate pursuant to the terms of the Custodian Agreement to place and maintain the Fund's Assets in countries outside the United States in accordance with Instructions received from the Fund's investment advisor. Such instruction shall represent a Proper Instruction under the terms of the Custodian Agreement. The Fund acknowledges that - (a) the Delegate shall perform services hereunder only with respect to the countries where it provides custodial services to the Fund under the Custodian Agreement; (b) depending on conditions in the particular country, advance notice may be required before the Delegate shall be able to perform its duties hereunder in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (c) nothing in this Delegation Schedule shall require the Delegate to provide delegated or custodial services in any country, and there may from time to time be countries as to which the Delegate determines it will not provide delegation services.

2. Delegation. Pursuant to the provisions of Rule 17f-5 under the 1940 Act as amended, the Board hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to perform, only those duties set forth in this Delegation Schedule concerning the safekeeping of the Fund's Assets in each of the countries as to which it acts as the Board's delegate. The Delegate is hereby authorized to take such actions on behalf of or in the name of the Fund as are reasonably required to discharge its duties under this Delegation Schedule, including, without limitation, to cause the Fund's Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. The Fund confirms to the Delegate that the Fund or its investment adviser has considered the Sovereign Risk and prevailing country risk as part of its continuing investment decision process, including such factors as may be reasonably related to the systemic risk of maintaining each Fund's Assets in a particular country, including, but not limited to, financial infrastructure, prevailing custody and settlement systems and practices (including the use of any Securities Depository in the context of information provided by the Custodian in the performance of its duties as required under Rule 17f-7 and the terms of the Custodian Agreement governing such duties), and the laws relating to the safekeeping and recovery of each Fund's Assets held in custody pursuant to the terms of the Custodian Agreement.

3. Selection of Eligible Foreign Custodian and Contract Administration. The Delegate shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing each Fund's foreign custodial arrangements:

            (a) Selection of Eligible Foreign Custodian. The Delegate shall place and maintain each Fund's Assets with an Eligible Foreign Custodian; provided that the Delegate shall have determined that each Fund's Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of such assets including without limitation:

            (i) The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Securities Depository, the method of keeping custodial records, and the security and data protection practices;

            (ii) Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for each Fund's Assets;

            (iii) The Eligible Foreign Custodian's general reputation and standing; and

            (iv) Whether each Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

The Delegate shall be required to make the foregoing determination to the best of its knowledge and belief based only on information reasonably available to it.

            (b) Contract Administration. The Delegate shall cause that the foreign custody arrangements with an Eligible Foreign Custodian shall be governed by a written contract that the Delegate has determined will provide reasonable care for Fund assets based on the standards applicable to custodians in the relevant market. Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

            (i) For indemnification or insurance arrangements (or any combination of the foregoing) such that each Fund will be adequately protected against the risk of loss of assets held in accordance with such contract;

            (ii) That each Fund's Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy, insolvency or similar laws;

            (iii) That beneficial ownership of each Fund's Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

            (iv) That adequate records will be maintained identifying each Fund's Assets as belonging to each Fund or as being held by a third party for the benefit of each Fund;

            (v) That each Fund's independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

            (vi) That the Delegate will receive sufficient and timely periodic reports with respect to the safekeeping of each Fund's Assets, including, but not limited to, notification of any transfer to or from each Fund's account or a third party account containing each Fund's Assets.

      Such contract may contain, in lieu of any or all of the provisions specified in this Section 3 (b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for each Fund's Assets as the specified provisions, in their entirety.

      (c) Limitation to Delegated Selection. Notwithstanding anything in this Delegation Schedule to the contrary, the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to Securities Depositories or to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7.

4. Monitoring. The Delegate shall establish a system to monitor at reasonable intervals (but at least annually) the appropriateness of maintaining each Fund's Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Delegation Schedule. The Delegate shall monitor the continuing appropriateness of placement of each Fund's Assets in accordance with the criteria established under Section 3(a) of this Delegation Schedule. The Delegate shall monitor the continuing appropriateness of the contract governing each Fund's arrangements in accordance with the criteria established under
Section 3(b) of this Delegation Schedule.

5. Reporting. The Delegate shall provide to the Board and/or the Fund's investment adviser written reports specifying placement of each Fund's Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to
Section 3 of this Agreement and shall promptly report as to any material changes to such foreign custody arrangements with the reports to be provided to the Board at its regular quarterly meeting next following the event being reported, unless the Delegate determines that the matter should be reported sooner, in which case the report shall be made promptly following the occurrence of the event and directed to the Trust's Secretary for forwarding to the Board. The Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 only to the extent specifically agreed to with respect to the particular situation. The Delegate shall certify, at least annually, to the Board that each Fund's foreign custody arrangements delegated to the Delegate under this Agreement continue to meet the requirements of Rule 17f-5 under the Act and shall provide such information regarding the Delegate to enable the Board to determine that it is reasonable to rely on the Delegate to perform the responsibilities delegated in this Agreement.

6. Withdrawal of Fund's Assets. If the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate under Section 3 of this Delegation Schedule no longer meets the requirements of said Section, the Delegate shall withdraw the Fund's Assets from the non-complying arrangement as soon as reasonably practicable; provided, however, that if in the reasonable judgment of the Delegate, such withdrawal would require liquidation of any of the Fund's Assets or would materially impair the liquidity, value or other investment characteristics of the Fund's Assets, it shall be the duty of the Delegate to provide information regarding the particular circumstances and to act only in accordance with Proper Instructions of each Fund or its Investment Advisor with respect to such liquidation or other withdrawal.

7. Direction as to Eligible Foreign Custodian. Notwithstanding this Delegation Schedule, each Fund, acting through its Board, its Investment Adviser or its other authorized representative, may direct the Delegate to place and maintain each Fund's Assets with a particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which the Custodian will not provide delegation services. In such event, the Delegate shall be entitled to rely on any such instruction as an Instruction under the terms of the Custodian

Agreement and may limit its duties under this Delegation Schedule with respect to such arrangement by describing any such limitations in writing with respect to each particular instance.

8. Standard of Care. In carrying out its duties under this Delegation Schedule, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping each Fund's Assets would exercise.

9. Representations. The Delegate hereby represents and warrants that it is a U.S. Bank and that this Delegation Schedule has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate.

      Each Fund hereby represents and warrants that its Board of Directors has determined that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein and that this Delegation Schedule has been duly authorized, executed and delivered by the Trust on behalf of each Fund and is a legal, valid and binding agreement of each Fund.

10. Effectiveness; termination. This Delegation Schedule shall be effective as of the date on which this Delegation Schedule shall have been accepted by the Delegate, as indicated by the date set forth below the Delegate's signature. This Delegation Schedule may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 75th day (or such other period as agreed by the parties) following the date on which the non-terminating party shall receive the foregoing notice. The foregoing to the contrary notwithstanding, this Delegation Schedule shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.

11. Notices. Notices and other communications under this Delegation Schedule are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Delegation Schedule and executed by both parties.

12. Definitions. Capitalized terms in this Delegation Schedule have the following meanings:

      a. Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(1) and shall also include a U.S. Bank.

      b. Fund's Assets - shall mean any of the investments of s Fund (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect each Fund's transactions in such investments.

      c. Proper Instructions - shall have the meaning set forth in the Custodian Agreement.

      d. Securities Depository - shall have the meaning set forth in Rule 17f-7.

      e. Sovereign Risk - shall have the meaning set forth in Section [6.3] of the Custodian Agreement.

      f . U.S. Bank - shall mean a bank which qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the Act.

13. Governing Law and Jurisdiction. This Delegation Schedule shall be construed in accordance with the laws of the United States and, to the extent not governed thereby, the laws of the State of New York. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of New York or the state courts of such State.

14. Fees. Delegate shall perform its functions under this Delegation Schedule for the compensation determined under the Custodian Agreement.

15. Integration. This Delegation Schedule sets forth all of the Delegate's duties with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties. This Delegation Schedule constitutes the entire agreement between each Fund and Delegate with respect to the subject matter hereof. Accordingly, this Delegation Schedule supercedes the Foreign Custody Manager Delegation Agreement heretofore in effect. The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Delegation Schedule, including dealings with the Eligible Foreign Custodians in the course of discharge of the Delegate's obligations under the Custodian Agreement. If and to the extent that there is any inconsistency between this Schedule and the Custodian Agreement relating to the Delegate's duties with respect to the selection and monitoring of Eligible Foreign Custodians, this Schedule shall prevail.

16. Provision of Information Relating to Country Risk. In addition to the delegated duties set forth herein, and with respect to the jurisdictions listed in Schedule 1, or added thereto pursuant to Section 1, the Delegate agrees to provide annually to the Board and each Fund's investment adviser, such information relating to Sovereign Risk, if available, as set forth below, and agrees to provide, from time to time, written reports to the Board and each Fund's investment adviser regarding any material change in such information relating to Sovereign Risk, of which the Delegate becomes aware. Information relating to Sovereign Risk includes:

      COUNTRY INFORMATION

      -     Settlement Environment

      -     Depository

      -     Settlement Period

      -     Trading

      -     Security Registration

      -     Currency

      -     Foreign Investment Restrictions

      -     Entitlements

      -     Proxy Voting

      -     Foreign Taxation

      LEGAL OPINIONS ON THE FOLLOWING LEGAL QUESTIONS

      - Would the applicable foreign law restrict the access afforded the independent public accountants of the Fund to books and records kept by a foreign custodian?

      - Would the applicable foreign law restrict the ability of the Fund to recover it assets in the event of bankruptcy of the foreign custodian?

      - What are the foreseeable difficulties in converting the Fund's cash into U.S. dollars?

      - The likelihood of expropriation, nationalization, friezes or confiscation of the Fund's assets.

      The Delegate may provide information under this subsection by means of its regularly established mechanisms for the communication of client market information. In the provision of information under this Section, the Delegate shall be responsible to use reasonable care in the gathering of such information and shall not otherwise be responsible for the completeness or specific accuracy of such information. Provision of information in accordance with this Section is not offered as financial, investment or other professional advice.

17. Limitation of Liability. The Delegate shall indemnify and hold the Fund, its officers, directors, employees or agents (collectively, the "Indemnified Parties") harmless from and against any and all loss, damage, liability, actions, suits, claims costs and expenses, including reasonable legal fees (a "Claim") incurred or suffered by any Indemnified Party resulting from the negligence, willful misfeasance or bad faith of the Delegate in the performance of its duties under this Agreement. Notwithstanding the foregoing, the Delegate shall not be liable for any Claim arising as a result of any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, strikes, riots nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, the interruption, loss or malfunction of utilities, transportation or computers and computer facilities, the unavailability of energy sources and other similar happenings or events. Nothing in this Section 17 shall be deemed to preclude the Fund or any Indemnified Party from pursuing any rights it may have in law or in equity.

18. Most Favored Client. If at any time the Delegate shall be a party to an agreement, to serve as a "foreign custody manager" (as defined in Rule 17f-5(a)(2) of the Act) to an investment company, that provides for either (a) a standard of care with respect to the selection of Eligible Foreign Custodians in any jurisdiction higher than that set forth in Section 3 of this Agreement or
(ii) a standard of care with respect to the exercise of the Delegate's duties higher than that set forth in Section 8 of this Agreement, the Delegate agrees to notify the Trust of this fact and to raise the applicable standard of care hereunder to the standard specified in such other agreement.

19. Declaration of Trust. A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the The State of Delaware and notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the Trust in such capacity and not individually. It is agreed that obligations of the

Trust hereunder shall not be binding personally upon any of the Trustees, shareholders, officers, agents or employees of the Trust, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. No Fund of the Trust shall be liable for the obligations of any other Fund of the Trust. No obligations of the Trust that relate to a particular Fund shall be attributable to or affect any other Fund of the Trust but shall only relate to the particular Fund.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

         SCUDDER INSTITUTIONAL FUNDS

         By:_______________________________

         By: BROWN BROTHERS  HARRIMAN & CO.

         By: ______________________________

                                   APPENDIX A

Scudder Institutional Funds on behalf of the following series:

      Scudder Commodity Securities Fund